Exhibit 10.2

January 25, 2021

Peter Larocque

Re:	Retirement Offer Letter

Dear Mr. Larocque:

SYNNEX Corporation (the “Company”) is pleased to offer you the following benefits in consideration for your past and future services in connection with your retirement:

1.

At Will Employment.  Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause.

2.

Retirement Benefits.  If you terminate your employment with the Company for a reason other than Cause, Disability or death on or after December 1, 2023 and you sign a standard release of claims, then, subject to Section 3 below, all of your then unvested equity grant awards, except any unvested long-term performance-based RSU awards and any unvested equity grant awards with an effective date less than three (3) months prior to your termination, will be accelerated upon your date of termination.

3.	Conditions to Receipt of Retirement Benefits.

(a)Release of Claims. The receipt of any retirement benefits pursuant to Section 2 will be subject to your signing and not revoking a release of claims in a form acceptable to the Company within such period of time as the Company may require, but not to exceed twenty-one (21) days following your termination of employment.

(b)Noncompetition; Nonsolicitation. The receipt of any retirement benefits pursuant to Section 2 will be subject to your not violating the provisions of Section 4. In the event you breach the provisions of Section 4, or if you elect not to comply with the terms of Section 4(a) on noncompetition or Section 4(b)(ii) on nonsolicitation of business, all continuing payments and benefits to which you would have been entitled pursuant to Section 2 will immediately cease.

4.	Restrictive Covenants.

(a)Noncompete. For a period beginning on your termination date and ending [twelve (12)] months thereafter, you agree to not, directly or indirectly, engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company (or any parent or subsidiary of the Company); provided, however, that you shall not be prohibited from owning, solely as an investment, up to 1% of the stock of a publicly traded corporation or up to 5% of the equity of a non-publicly traded company. You may elect not to comply with the provisions of this Section 4(a) following your termination of employment. However, all continuing payments and benefits to which you would have been entitled pursuant to Section 2 will immediately cease.

(b)Nonsolicit.

(i)For a period beginning on your termination date and ending [twelve (12)] months thereafter, you, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not solicit, induce or influence any person to leave employment with the Company (or any parent or subsidiary of the Company).

(ii)For a period beginning on your termination date and ending [twelve (12)] months thereafter, you, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not directly or indirectly solicit business from any of the Company’s customers and users on behalf of any business that directly competes with the principal business of the Company (or any parent or subsidiary of the Company). You may elect not to comply with the provisions of this Section 4(b)(ii) following your termination of employment. However, all continuing payments and benefits to which you would have been entitled pursuant to Section 2 will immediately cease.

(c)Understanding of Covenants. You represent that you (i) are familiar with the foregoing covenants not to compete and not to solicit, and (ii) are fully aware of your obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

5.	Definition of Terms. The following terms referred to in this agreement will have the following meanings:

(a)Cause. “Cause” means (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders, (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board of Directors (“Board”) or (iii) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

(b)Disability. “Disability” means that you have been unable to perform the principal functions of your duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six (6)

months. Whether you have a Disability will be determined by the Board based on evidence provided by one or more physicians selected by the Board.

6.	Miscellaneous Provisions.

(a)Waiver. No provision of this agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)Entire Agreement. This agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. This agreement may only be modified by a signed writing between the parties.

(c)Choice of Law. The laws of the State of California (without reference to its choice of laws provisions) will govern the validity, interpretation, construction and performance of this agreement.

(d)Severability. The invalidity or unenforceability of any provision or provisions of this agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(e)Withholding. All payments made pursuant to this agreement will be subject to withholding of applicable income and employment taxes.

If the above offer is acceptable, please acknowledge your acceptance below and return the executed portion of this Amendment on or before January 25, 2021.

Very truly yours,

SYNNEX Corporation

/s/ Dennis Polk

Dennis Polk

President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Peter Larocque_________

Peter Larocque